                                                 HECO Exhibit 12.2 (page 1 of 2)
                                                 -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


                                             Nine months ended
                                               September 30,
                                             -----------------
(dollars in thousands)                       1996        1995
----------------------------------------------------------------
FIXED CHARGES
Total interest charges..................   $ 34,566    $ 32,691
Interest component of rentals...........        521         508
Pretax preferred stock dividend
 requirements of subsidiaries...........      3,448       3,377
                                           --------    --------

TOTAL FIXED CHARGES.....................   $ 38,535    $ 36,576
                                           ========    ========


EARNINGS
Income before preferred stock dividends
 of HECO................................   $ 64,167    $ 61,267
Income taxes (see note below)...........     42,205      39,757
Fixed charges, as shown.................     38,535      36,576
AFUDC for borrowed funds................     (3,602)     (3,832)
                                           --------    --------

EARNINGS AVAILABLE FOR FIXED CHARGES....   $141,305    $133,768
                                           ========    ========

RATIO OF EARNINGS TO FIXED CHARGES......       3.67        3.66
                                           ========    ========


Note:
Income taxes are comprised of the
 following:
Expense relating to operating income
 for regulated purposes.................   $ 42,367    $ 40,030
Benefit relating to nonoperating loss...       (162)       (273)
                                           --------    --------
                                           $ 42,205    $ 39,757
                                           ========    ========

                                                 HECO Exhibit 12.2 (page 2 of 2)
                                                 -----------------



Hawaiian Electric Company, Inc.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                           Years ended December 31,
                                        -----------------------------------------------------------
(dollars in thousands)                       1995        1994        1993        1992        1991
---------------------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges..................   $ 44,377    $ 37,340    $ 35,287    $ 33,011    $ 33,248
Interest component of rentals...........        672         808         970       1,070       1,130
Pretax preferred stock dividend
 requirements of subsidiaries...........      4,494       4,651       3,425       3,117       3,409
                                           ---------    -------     -------    --------    --------

TOTAL FIXED CHARGES.....................   $ 49,543    $ 42,799    $ 39,682    $ 37,198    $ 37,787
                                           ========    ========    ========    ========    ========


EARNINGS
Income before preferred stock dividends
 of HECO................................   $ 77,023    $ 65,961    $ 56,126    $ 53,678    $ 46,210
Income taxes (see note below)...........     50,198      43,588      36,897      23,843      23,816
Fixed charges, as shown.................     49,543      42,799      39,682      37,198      37,787
AFUDC for borrowed funds................     (5,112)     (4,043)     (3,869)     (2,095)     (1,307)
                                           --------     -------    --------    --------    --------

EARNINGS AVAILABLE FOR FIXED CHARGES....   $171,652    $148,305    $128,836    $112,624    $106,506
                                           ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES......       3.46        3.47        3.25        3.03        2.82
                                            =======     =======    ========    ========    ========



Note:
Income taxes are comprised of the following:
Expense relating to operating income
 for regulatory purposes................   $ 50,719    $ 43,820    $ 37,007    $ 26,254    $ 24,137
Benefit relating to nonoperating loss...       (521)       (232)       (110)     (2,411)       (321)
                                           --------    --------    --------    --------    --------

                                           $ 50,198    $ 43,588    $ 36,897    $ 23,843    $ 23,816
                                           ========    ========    ========    ========    ========
